Exhibit 10.27

DATED the 15th day of May 2006

HCA International Limited

Registered Office 4 Connaught Place, London W2 2ET

Trading as:

The Harley Street Clinic

35 Weymouth Street

London WIG 8BJ

Licence to Occupy Consulting Room(s) at

80 Harley Street

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CONTENTS

CLAUSE	PROVISION
1.	Definitions	3

2.	Grant of Licence	3

3.	Duration of Licence	4

4.	Licence Fee	4

5.	Value Added Tax	4

6.	Alienation	4

7.	The Doctor’s Obligations	5

7.1	Private Practice	5

7.2	Telephones	5

7.3	Signs	5

7.4	Nuisance and General Prohibitions	5

7.5	Damage	6

7.6	Keys	6

7.7	Equipment	6

7.8	Employees	6

7.9	To Leave in Good Order	6

8.	Provisions	7

8.1	Exclusion of Liability for Equipment	7

8.2	Exclusion of Liability	7

8.3	Personal Nature of Licence	7

8.4	No Landlord and Tenant Relationship	8

8.5	Interest on Late Payments	8

8.6	Determination for Unpaid Licence Fee	8

8.7	Indemnity	8

8.8	Joint and Several Liability	8

SCHEDULE	The Room

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THIS LICENCE is made the 15th day of May, 2006

BETWEEN (1) HCA International Limited whose registered address is 4 Connaught Place, London, W2 2ET, (“HCA”) t/a the Harley Street Clinic and (2) Professor Agamemnon Epenetos

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS

1.1	In this Licence the following expressions shall have the meaning set opposite them:

“the Building”	the Building known as 80 Harley Street

“the Licence Fee”	a yearly sum as revised from time to time (but not more frequently than once in any period of 12 months) by the Hospital to include the amount of general and water rates payable from time to time by the Hospital for the Room (as determined by the Hospital) and the cost (as determined by the Hospital) of providing services, all as referred to in the Appendix annexed hereto.

“Designated Hours”	Full time

“the Hospital”	known as The Harley Street Clinic

“the Room”	two rooms and small kitchenette on the Third Floor

2	GRANT OF LICENCE

2.1	In consideration of the payment of the Licence Fee and the agreements hereinafter contained the Hospital hereby permits the Doctor together with the other persons authorised by the Hospital to use the Room for the purposes of consultancy examination and such administration connected with the professional business of Medical Practitioners.

2.2	The Doctor hereby agrees with the Hospital to abide by and perform the agreements and conditions contained or referred to in this Licence and to pay the Licence Fee as hereinafter provided.

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3	DURATION OF LICENCE

3.1	This Licence shall be for a period of twelve months commencing on 15th May 2006 but may be determined by either party giving to the other not less than one months’ prior written notice to that effect.

3.2	The Hospital may terminate this licence with immediate effect if:

3.2.1	There is a breach by the Doctor of the terms of their Admitting Privileges or the terms of this Agreement.

3.2.2	The Doctor has had his right to practice medicine in the United Kingdom suspended or revoked for whatever reason.

3.2.3	The Doctor’s registration with the General Medical Council or membership of the Medical Defence Union or Medical Protection Society lapses or is not renewed.

3.2.4	In the opinion of the Hospital’s Chief Executive Officer, the room is being used for a purpose which might bring the Hospital into disrepute.

4	LICENCE FEE

4.1	To pay the Hospital during this Licence the Licence Fee of £13,000 per annum payable upon receipt of client account invoice.

5	VALUE ADDED TAX

5.1	The Doctor shall pay any Value Added Tax or any other tax of a similar nature at the rate in force at the time of payment which may be chargeable on the Licence Fee and any other fees and costs which may be payable by the Doctor hereunder.

6	ALIENATION

6.1	This Licence shall not confer upon the Doctor any estate in or tenancy of or any rights over the Room or any part thereof other than a personal right to use the Room on the terms and conditions herein contained and neither such right nor the benefit of this Licence shall be capable of being assigned transferred or otherwise disposed of.

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7	THE DOCTOR’S OBLIGATIONS

The Doctor HEREBY AGREES with the Hospital as follows:

7.1	Private Practice

7.1.1	The Hospital will be regarded as the Doctor’s prime base for private practice except where patient’s preference dictates the use of an alternative hospital and the Doctor will utilise the medical facilities provided by the Hospital.

7.2	Telephones

To pay for all telephone charges.

7.2.1	To pay the Hospital on demand for the use of the internal telephone system connecting the Room with the Hospital.

7.3	Signs

7.3.1	The Doctor must not display any signs or notices on the outside of the room or in the windows without the prior written consent of the Hospital.

7.4	Nuisance and General Prohibitions

7.4.1	Not to do or permit to be done anything in the Room or in the Building which may in the opinion of the Hospital be prejudicial or detrimental to the Hospital or the Building or become a nuisance annoyance or cause damage or inconvenience to Hospitals or the owners tenants or occupiers of adjoining or nearby premises and not to do anything that will or might constitute a breach of any statutory requirement affecting the Building or that will or might wholly or partly vitiate any insurance effected in respect of the Building.

7.4.2	Not to use the Room or any part therefore for any sale by auction exhibition show or spectacle or for residential purposes or for any illegal or immoral purpose or for any noxious offensive or noisy trade or business.

7.4.3	Not to use any radio or other sound producing apparatus so as to be audible from outside the Room.

7.4.4	Not without the prior written consent of the Hospital to install or use in the Room any equipment which might (by the emission of any radiation vibration or otherwise) interfere with

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any equipment which may be installed or used in any adjoining premises.

7.4.5	Not to install in or upon the Room any paraffin burning apparatus whether for hearing purposes or otherwise nor cause the emission of any smoke effluvia steam vapour grit smell or odour from any apparatus in the Room.

7.4.6	To pay on demand all costs charges and expenses incurred by the Hospital in abating a nuisance caused by the Doctor and in executing all such works as may be necessary for abating such a nuisance whether or not in obedience to a notice served by the local authority.

7.4.7	To comply with all reasonable regulations made by the Hospital from time to time for the use and management of the Building.

7.5	Damage

7.5.1	Not to deface injure or damage the Room or any part thereof or overload the floors of the Room.

7.6	Keys

7.6.1	Not to affix without the Hospital’s prior written consent any additional locks or hooks nor permit any duplicate keys to be made it being understood that the Hospital shall furnish all keys to the Doctor and the Doctor shall surrender all keys to the Hospital upon determination of this Licence.

7.7	Equipment

7.7.1	Not to install equipment without the prior written consent of the Hospital.

7.8	To leave in good order

7.8.1	On the determination of this Licence for whatsoever reason to vacate the Room and leave the same in good clean and tidy condition.

7.9	Observation of Restrictions in HCA’s Lease

The Doctor must not do or permit or suffer any person to do anything on or in Exercising or purporting to exercise the rights given in clause 2 to do anything on or in relation to the Room that would or might cause HCA to be in breach of the tenant’s covenants and conditions contained in any lease by which HCA occupies the Building, or that, if done by HCA, would or might constitute a breach of that lease.

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8	PROVISOS

IT IS HEREBY AGREED AND DECLARED THAT:

8.1	Exclusion of liability for equipment

The Hospital makes no guarantee or representation as to the operations of equipment or machine used by the Doctor and the Doctor assumes all liability in respect of any injury to or damage caused by the said equipment AND the Doctor shall comply with any and all rules of any agency having jurisdiction over such operations and/or equipment.

8.2	Exclusion of liability

8.2.1	All personal property including medical records upon or in the Room shall be at the risk of the Doctor and the Hospital shall not be liable for any damage there to or for loss or use or theft thereof.

8.2.2	The Hospital shall not be liable or responsible for any loss or damage or injuries sustained by the Doctor or any patient invitee or servant of the Doctor caused by

8.2.2.1  any act neglect default or misconduct of the Doctor

8.2.2.2	any act neglect default or misconduct of any employee of the Hospital in connection with the Room or any interruption of the services supplied.

8.2.2.3	any failure in the lighting of the entrance hall staircase passages waiting room or lavatories in the Building.

8.2.2.4	any interruption of or failure in the supply of the hot water and heating to the Room or any other part of the Building.

8.2.2.5  any defect in or interruption in the operation of the lift(s) in the Building.

8.2.2.6  the bursting or overflowing of or any defect in any pipes cisterns wiring or other apparatus

8.2.3	The Hospital gives no warranty that the room is legally or physically fit for the purposes specified in Clause 2.1 of this Licence.

8.3	Personal nature of licence

8.3.2	This Licence is personal to the Doctor and shall not be capable of being assigned transferred or otherwise disposed of

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8.4	No Landlord and Tenant relationship

8.4.1	This licence shall not create the relationship of Landlord and Tenant between the parties and nothing herein contained shall in any way restrict the right to the Hospital to exclusive possession of the Room SUBJECT TO the proviso that the Hospital hereby undertakes to respect the confidential nature of the Doctor’s engagements during normal office hours.

8.5	Interest on Late Payments

8.5.1	If and so often as any monies due from the Doctor under this Licence shall be unpaid for 28 days after the due date the Doctor shall pay interest thereon (as well after as before an judgement) from the due date until payment at a rate equivalent to 5% above the Base Rate from time to time declared by Lloyds TSB Bank plc (or other clearing bank for the time being of the Hospital).

8.6	Determination for unpaid Licence Fee

8.6.1	If any instalment of the Licence Fee shall remain unpaid for 28 days after it is due (whether or not demanded) or if the Doctor shall commit any breach of any of the obligations on his part therein contained and shall fail to remedy the same after having been given 28 days’ written notice to do so by the Hospital may determine this Licence forthwith by written notice to the Doctor to expire on any date.

8.7	Indemnity

8.7.1	The Doctor must indemnify the Hospital and keep the Hospital indemnified against all losses claims demands actions proceedings damages costs or expenses or other liability arising in any way from this Licence or any breach of any of the Doctor’s undertakings.

8.8	Joint and Several Liability

8.8.1	Where there are two or more persons included in the expression “the Doctor” agreements expressed to be made by the Doctor shall be deemed to be made by such persons jointly and severally

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IN WITNESS whereof this Licence has been duly signed the day and year first above written

/s/ Rupert Cockcroft
Signed by: Rupert Cockcroft on behalf of HCA International Limited t/a the Harley Street Clinic

Dated:	15/5/06

/s/ Agamemnon Epenetos
Signed by: (doctor) Professor Agamemnon Epenetos

Dated:	20/5/06

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